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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


Following is a list of the subsidiaries of the Registrant:

                                                                Jurisdiction of
Name of Subsidiary                                              Incorporation
------------------                                              ---------------
InterConnections, Inc. (inactive)                               California

Emulex Caribe, Inc. (in process of liquidation)                 Delaware

Emulex Corporation                                              California

Emulex Europe Limited (inactive)                                United Kingdom

Emulex Foreign Sales Corporation                                Barbados

InterConnections, Inc. (inactive)                               Washington



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